Exhibit 10.2

EXECUTIVE SEVERANCE AGREEMENT

This EXECUTIVE SEVERANCE AGREEMENT (the “Agreement”) dated as of                       , 2010, by and between MRV Communications, Inc., a Delaware corporation (the “Company”), and                              (the “Executive”).

RECITALS

WHEREAS, the purpose of this Agreement is to ensure that the Company will receive the continued dedication, loyalty, and service of, and the availability of objective advice and counsel from, the Executive notwithstanding the possibility, threat or occurrence of a corporate transaction or other event that might eliminate the Executive’s employment with the Company; and

WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to provide the Executive with an incentive to continue his or her employment and to motivate the Executive to maximize the value of the Company for the benefit of its stockholders.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements of the parties set forth in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.             Termination at the Company’s Convenience.  Subject to and conditioned upon the Executive’s execution and non-revocation of a general release and waiver, in form and substance reasonably satisfactory to the Company, of all claims against the Company and its affiliates, including without limitation claims relating to the Executive’s employment by the Company and the Separation from Service, discrimination claims, employment-related tort claims, contract claims and claims under this Agreement, the following payments and benefits will be provided to the Executive by the Company (in addition to any compensation or benefits to which the Executive may otherwise be entitled under any other agreement, plan or arrangement with the Company) in the event of a Separation from Service of the Executive requested by the Company.

1.1          Lump Sum Payment.  Within 60 days after the Executive’s Separation from Service, subject to Section 3 below, the Company shall pay to the Executive a lump sum cash payment equal to the aggregate amount of 12 months of the Executive’s base salary as in effect immediately prior to the Separation from Service.

1.2          Bonus.  The Company shall pay to the Executive a pro rata share of his or her cash incentive bonus for the year in which the Separation from Service occurs determined by multiplying (a) the Executive’s cash incentive bonus amount for such year calculated as if he or she was employed during the entire year, or if not yet determined for such year, the cash incentive bonus for the prior year, in either case, times (b) a fraction, the numerator of which equals the number of days in the fiscal year through and including the date on which the Separation from Service occurs and the denominator of which equals 365.  Subject to Section 3 below, the pro rata bonus shall be paid in a lump sum within 60 days after the end of the applicable fiscal year in which the Separation from Service occurs.

1.3          Benefits.  The Executive’s participation in the life, medical, dental, vision, AD&D, and long-term disability programs provided to the Executive prior to the date of Separation from Service shall be continued or equivalent benefits provided by the Company, at the Company’s expense, for a period of one year from the date of the Executive’s Separation from Service, subject to the Executive’s continued payment of his or her pro rata contributions of premiums or other contributions in existence immediately prior to the Separation of Service.  In addition, the Executive’s health coverage will be pursuant to COBRA and will reduce and count against the applicable COBRA period.   If for any reason the Company is unable to continue the benefits, as required by the preceding sentence, the Company shall pay to the Executive a lump sum cash payment equal to the company’s share of the premiums associated with the benefits which the Company is unable to provide, payable within 60 days after the date of the Separation from Service.  The Company shall also pay to the Executive all accrued compensation and benefits to which the Executive has a vested right at the time of Separation from Service in accordance with applicable law and the terms of the plans, documents or agreements governing those benefits.

2.             Definitions.

2.1          Separation from Service.  “Separation from Service” means the Executive’s “separation from service” (within the meaning of Section 409A (as defined below)) from the Company occurring as a result of the Executive’s termination of employment either: (a) by the Company without Cause (as defined below); or (b) by the Executive with Good Reason (as defined below).  Termination of the Executive’s employment under any other circumstances shall not constitute a Separation from Service for purposes of the Executive’s eligibility to receive payments and benefits under this Agreement.

2.2          Cause.  “Cause” is determined by the Board of Directors and is defined as the Executive’s (a) willful failure to perform the material duties of the Executive’s position after receiving written notice of such failure and being given reasonable opportunity to cure such failure; (b) willful misconduct injurious to the Company; or (c) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude.  No act or failure to act on the part of the Executive shall be considered “willful” unless it is done or omitted to be done in bad faith or without reasonable belief that the action or omission was in the best interest of the Company.

2.3          Good Reason.  “Good Reason” shall mean, without the Executive’s written consent: (a) a material diminution in the Executive’s duties or responsibilities; (b) the Company requires the Executive, without his or her consent, to be based at a location which is more than 50 miles from the Executive’s principal work location as of the date of the request; (c) the Executive’s base salary is reduced by greater than 15%; or (d) the Executive experiences in any year a reduction in the target ratio of the Executive’s annual short-term incentive compensation, bonus or other such payments to base compensation greater than 15%, or a change in the method of calculation of the Executive’s annual short-term incentive compensation, bonus or other such payments that results in a reduction of the Executive’s target annual short-term incentive compensation, bonus or other such payments to base compensation greater than 15%, unless such reductions are due to an increase in base compensation.  Notwithstanding the above, any reduction in base salary, annual short-term incentive compensation, bonus or other such payments that affects substantially all U.S. employees, shall not constitute Good Reason.  In addition, the Executive agrees that a termination of employment shall not be deemed to be for Good Reason unless (i) the Executive gives the Company written notice describing the event or events which are the basis for such termination within 45 days after the event or events occur, (ii) such grounds for termination (if susceptible to correction) are not corrected by the Company within 45 days of the Company’s receipt of such notice, and (iii) the Executive terminates employment no later than 30 days after the expiration of the cure period described in clause (ii) of this paragraph.

3.             Delay of Payment Pursuant to Section 409A.  The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exemption from Section 409A.  For purposes of this Agreement, each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A.  With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement,  no compensation or benefits payable in connection with a Separation from Service shall be paid to the Executive during the six-month period following such Separation from Service to the extent that the Company reasonably determines that the Executive is a “specified employee” at the time of such Separation from Service and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Internal Revenue Code Section 409A(a)(2)(b)(i).  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes, including as a result of the Executive’s death), the Company shall pay to the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such six-month period, without interest thereon.

4.             Dispute Resolution. Either the Executive or the Company may elect to have any good faith dispute or controversy arising under or in connection with this Agreement settled by arbitration by providing written notice of such election to the other party specifying the nature of the dispute to be arbitrated.  If arbitration is selected, such proceeding shall be submitted to confidential, final and binding arbitration before JAMS (formerly known as Judicial Arbitration and Meditation Services) sitting in a location agreed to by the Company and the Executive within 50 miles from the location of the Executive’s principal place of employment and conducted under the auspices and then-existing Employment Arbitration Rules of JAMS.  The decision of the arbitrator shall be final and binding on both parties, provided however, that the arbitrator shall not have the authority to alter or amend, or add to or delete from the provisions of this Agreement in any way, except as provided herein.  To the extent that the Executive prevails on the material issues in any litigation or arbitration seeking to enforce the provisions of this Agreement, the Executive is entitled to reimbursement by the Company of all expenses of such litigation or arbitration, including any reasonable legal fees and expenses and any costs and disbursements as such costs may be awarded by the court or arbitrator.

The Executive shall be entitled to reimbursement of the fees and expenses described under this Section 4 during the period commencing on the effective date of this Agreement and ending on the Executive’s death.  Any reimbursement of fees and expenses under this Agreement shall be made on or before the last day of the year following the year in which the expense is incurred.  The amount of fees and expenses eligible for reimbursement during a year shall not affect the expenses eligible for reimbursement in any other year except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code.  The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

5.             Miscellaneous.

5.1          Entire Agreement.  This Agreement supersedes any prior agreements or understandings, oral or written, between the Executive and the Company with respect to the subject matter hereof, and constitutes the entire agreement of the parties with respect thereto.

5.2          Modification.  This Agreement shall not be varied, altered, modified, cancelled, changed or in any way amended except by mutual agreement of the parties in a written instrument executed by the parties or their legal representatives.

5.3          Severability.  In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.

5.4          Tax Withholding.  The Company may withhold all Federal, state, city or other taxes required pursuant to any law or governmental regulation or ruling.

5.5          Board Committee.   Any action taken or determination made by the Board of Directors under this Agreement may be taken or made by the Compensation Committee or any other Committee of the Board of Directors.

5.6          No Offset or Mitigation.  All amounts payable by the Company hereunder shall be paid without notice or demand.  The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under this Agreement, and the obtaining of any other employment shall not result in a reduction of the Company’s obligations to make the payments, benefits and arrangements required to be made under this Agreement.

5.7          Confidentiality.  The Executive understands that, in the course of employment with the Company, the Executive has been, and will be, given access to confidential information and trade secrets concerning the Company and its businesses and shall during his or her employment with the Company and thereafter retain in confidence and not directly or indirectly reveal, report, publish, disclose, or transfer such confidential information and trade secrets to any person or entity, or utilize any confidential information and trade secrets for any purpose, except in the good faith performance of the Executive’s duties on behalf of the Company.  Notwithstanding the foregoing, “confidential information” shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).  The Executive agrees to turn over all copies of confidential information and trade secrets in his control to the Company upon request or upon termination of his or her employment with the Company.

5.8          Solicitation.  The Executive agrees that, during his employment with the Company and for the period of one year beginning from the date of the Executive’s Separation from Service, Executive shall not, directly or indirectly or by action in concert with others, hire current or former employees, agents, independent contractors, or other service providers of the Company (which shall for this purpose only include individuals employed by the Company at any point during the 12 months preceding such hiring), disrupt, damage, impair or interfere with the Company’s relationships with its work staff, or induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by the Company to alter or terminate his or her employment or engagement, except in the good faith performance of the Executive’s duties on behalf of the Company; provided that the Executive may serve as a reference for such individuals and actions taken by any person or entity with which the Executive is associated if the Executive is not, directly or indirectly, personally involved in such solicitation and has not identified such individual for soliciting will not be considered a violation for purposes of this Section 5.8.  This shall not be construed to prohibit general solicitations of employment through the placing of advertisements.

The obligations contained in Section 5.7 and this Section 5.8 shall survive the termination of the Executive’s employment with the Company for any reason and shall be fully enforceable thereafter.

The Company may bring an action or proceeding to temporarily, preliminarily or permanently enforce any part of Section 5.7 and this Section 5.8.  The Executive agrees that (a) violating any part of Section 5.7 and this Section 5.8 would cause damage to the Company that cannot be measured or repaired and that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5.7 and this Section 5.8 would be inadequate, (b) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of Section 5.7 and this Section 5.8 in addition to any remedies at law, (c) no bond will need to be posted for the Company to receive such an injunction, order or other relief, and (d) no proof will be required that monetary damages for violations of Section 5.7 and this Section 5.8 would be difficult to calculate and that remedies at law would be inadequate.  In addition, in the event of a violation by the Executive of Section 5.7 and this Section 5.8, any severance payments or benefits being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease and any severance previously paid to the Executive shall be immediately repaid to the Company.

5.9          Non-Compete.  Eligibility for payments and benefits under Section 1 is contingent upon the Executive’s agreement and compliance with the Company’s requirement that the Executive not accept employment or an engagement as a consultant with a competitor for a period of one year beginning on the date of the Executive’s Separation from Service whereupon such position is comparable to the position the Executive held with the Company and where the Executive cannot reasonably satisfy the Company that the new employer is prepared to and/or does take adequate steps to preclude and to prevent inevitable disclosure of trade secrets, as prohibited under the Company’s policies with respect to the use and disclosure of confidential and proprietary information, as set forth in the most-recent confidentiality and inventions agreement that the Executive has executed with the Company and by this reference made a part hereof.  It is a specific condition of this Agreement that, for a period of one year following the date of the Executive’s Separation from Service, the Executive is obligated to immediately notify the Company as to the specifics of the new position that the Executive is planning to commence as an employee or consultant for any company which is a competitor of the Company.

5.10        Successors.  This Agreement shall be binding upon and inure to the benefit of the Executive and his or her estate, and the Company and any successor of the Company or affiliate of a successor to the Company, but neither this Agreement nor any rights arising hereunder may be assigned or pledged by the Executive.  All references in this Agreement to the Company shall include its subsidiaries and affiliates and any successors, affiliates of successors or assigns of the Company. Any successor of the Company shall be deemed substituted for all purposes of the “Company” under the terms of this Agreement.  As used in this Agreement, the term “successor” shall mean any person, firm, corporation or business entity or affiliate thereof which at any time, whether by merger, purchase or otherwise, directly or indirectly acquires all or substantially all of the assets or the business of the Company, including any entity that shall be the surviving corporation in a merger with the Company or the acquiring person or affiliate of the acquiring person in an acquisition of the Company and/or of all or substantially all of its business or assets, regardless of whether such transaction constitutes a change of control.  In all cases, the Company or successor shall remain jointly and severally liable for all obligations hereunder.

5.11        Governing Law.   To the extent not preempted by Federal law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

5.12        Notice.   Any notices, requests, demands or other communications required by or provided for in this Agreement shall be sufficient if in writing and sent by either party by personal delivery, recognized overnight commercial courier, or registered or certified United States mail to the Executive at the last address  shown on the records of the Company or, in the case of the Company, at its principal office, or to such other address as either party may have furnished to the other in writing in accordance herewith, and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail (except that notices of change of address shall be effective only upon receipt (or refusal of receipt)).

5.13        Scope of Agreement.  Nothing in this Agreement shall be deemed to alter the “at-will” nature of the Executive’s employment or entitle the Executive to continued employment with the Company.

5.14        Counterparts.  This Agreement may be executed (including by facsimile or scanned electronic mail transmission) in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

MRV COMMUNCATIONS, INC.	EXECUTIVE

By:	By:
Name:
Title: